Exhibit 10.2

2015 EQUITY INCENTIVE PLAN
OF
INSTEEL INDUSTRIES, INC.

Stock Option Agreement

R E C I T A L S :

In furtherance of the purposes of the 2015 Equity Incentive Plan of Insteel Industries, Inc., as amended (the “Plan”), and in consideration of the services of the Optionee and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Optionee hereby agree as follows:

1.       Incorporation of Plan. The rights and duties of the Corporation and the Optionee under this Stock Option Agreement (the “Agreement”) shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are expressly incorporated herein by reference and made a part hereof. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2.        Grant of Option; Term of Option. The Corporation hereby grants to the Optionee pursuant to the Plan, as a matter of separate inducement and agreement in connection with his employment or service to the Corporation, and not in lieu of any salary or other compensation for his services, the right and Option (the “Option”) to purchase all or any part of an aggregate of shares (the “shares”) of the common stock (the “Common Stock”) of the Corporation and at a purchase price (the “option price”) per share as set forth on the Notice of Grant of Stock Options and Option Agreement. Options may be issued either as Nonqualified Options or Incentive Stock Options. To the extent that any Option is designated as an Incentive Stock Option and such Option does not qualify as an Incentive Stock Option, it shall be treated as a Nonqualified Option. Except as otherwise provided in the Plan, the Option will expire if not exercised in full before the date set forth on the attached Notice of Grant of Stock Options and Option Agreement.

3.        Exercise of Option. The Option shall become exercisable on the date or dates and subject to such other conditions as are set forth in the Plan and on the Notice of Grant of Stock Options and Option Agreement. To the extent that an Option which is exercisable is not exercised, such Option shall accumulate and be exercisable by the Optionee in whole or in part at any time prior to expiration of the Option, subject to the terms of the Plan and this Agreement. Payment of the option price may be (i) in cash; (ii) by delivery of shares of Common Stock owned by the Optionee for at least six months at the time of exercise and acceptable to the Administrator; (iii) with respect to Nonqualified Stock Options, by shares of Common Stock withheld upon exercise, or (iv) any combination thereof; provided, that the Administrator may, in its sole and absolute discretion and subject to such terms and conditions as it deems appropriate, also permit all or a portion of the purchase price to be paid by delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Option Price. Upon the Corporation’s receipt of proper notice of exercise of the Option in whole or in part and payment of the option price, the Corporation shall as soon thereafter as practicable deliver to the Optionee a certificate or certificates for the shares purchased. Shares tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise. In order to comply with any applicable securities laws, the Corporation may require the Optionee, prior to issuance of the Common Stock pursuant to the exercise of the Option, (i) to furnish evidence satisfactory to the Corporation (including a written and signed representation letter) to the effect that the Common Stock to be acquired will be acquired for investment only and not for resale or distribution and (ii) to agree that the Common Stock shall only be sold by the Optionee following registration under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.

4.        Termination of Employment; Change in Control. Except as otherwise expressly provided in this Section 4, all rights of the Optionee under the Plan with respect to the unexercised portion of his Option (whether or not then vested and exercisable) shall terminate upon termination of the employment of the Optionee with the Corporation or a Related Corporation.

(a)    If the employment of the Optionee is terminated because of death or Disability, the Option shall immediately vest and must be exercised, if at all, prior to the earlier of: (A) the first anniversary of the Optionee’s termination date, or (B) the expiration of the Option. In the event of the Optionee’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession. In the event of the Optionee’s Disability, such Option may be exercised by the Optionee’s guardian or legal representative.

(b)    If the employment of the Optionee terminates because of Retirement, the Option shall immediately vest and must be exercised, if at all, prior to the earlier of: (A) 90 days following the Optionee’s termination date, or (B) the expiration of the Option. For this purpose, Retirement means the Optionee’s termination of employment other than by reason of death or Disability after having (i) attained age 55, (ii) completed 10 “years of service” (as that term is defined in the Insteel Industries, Inc. Retirement Savings Plan) with the Corporation or a Related Corporation, and (iii) provided at least four months’ prior notice to the Corporation of the Optionee’s planned retirement date; or, if prior to having fulfilled all three of such conditions, only after having obtained the prior permission of the Committee. Notwithstanding the foregoing, the Committee in its sole and absolute discretion may determine that an Optionee shall not be entitled to receive the benefits that would otherwise accrue upon Retirement if the Optionee engages in Conflicting Activities (as defined in Section 4(c)). The Optionee understands and agrees that neither this provision nor any other provision of this Agreement prohibits the Optionee from engaging in Conflicting Activities but only provides that the Optionee’s Option will not immediately vest upon the Optionee’s termination of employment from the Corporation or a Related Corporation if he or she engages in Conflicting Activities.

(c)    “Conflicting Activities” means, without the advance, express, written consent of the Committee:

(i) The Optionee is or becomes a principal, owner, officer, director, shareholder, or other equity owner (other than a holder of less than five percent (5%) of the outstanding shares or other equity interest of a publicly traded company) of a Direct Competitor (as defined in Section 4(d));

(ii)  The Optionee is or becomes a partner or joint venture in any business or other enterprise or undertaking with a Direct Competitor; or

(iii)  The Optionee becomes employed by or performs services (including contract, consulting, or advisory services) for a Direct Competitor in any geographic area where the Company or an affiliate of the Company materially conducts business if the Optionee’s services are similar in any material way to the services he or she performed for the Corporation or a Related Corporation in the 12 months preceding the Optionee’s termination of employment from the Corporation or a Related Corporation.

(d)         “Direct Competitor” means any entity or other business concern that manufactures and/or markets steel products for reinforcing concrete.

(e)         If the employment of the Optionee is terminated for any reason other than death, Disability, Retirement or Cause, the unvested portion of the Option shall be forfeited and the vested portion must be exercised, if at all, prior to the earlier of: (A) 90 days following the Optionee’s termination date, or (B) the expiration of the Option.

(f)         Upon a Change in Control, the provisions of Section 19 of the Plan will apply.

5.        Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Optionee to a fractional share, such fractional share shall be disregarded.

6.       No Right of Continued Employment. Nothing contained in this Agreement or the Plan shall confer upon the Optionee any right to continue in the employment or service of the Corporation or a Related Corporation or interfere with the right of the Corporation or a Related Corporation to terminate the Optionee’s employment or service at any time.

7.        Nontransferability of Option. The Option shall not be transferable other than by will or the laws of intestate succession. The Option shall be exercisable during the Optionee’s lifetime only by the Optionee or, in case of the Optionee’s Disability, by the Optionee’s guardian or legal representative on the Optionee’s behalf.

8.        Compliance with Recoupment, Ownership and Other Policies and Agreements. As a condition to receiving the Option, the Optionee agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery (clawback) policy, stock ownership guidelines and/or other similar policies maintained by the Corporation, each as in effect from time to time and to the extent applicable to the Optionee from time to time. In addition, the Optionee shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Optionee under applicable law.

9.        Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of the Corporation with respect to the grant of the Options or any related or similar rights, and the Optionee hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

10.        Governing Law. Except as otherwise provided in the Plan or herein, this Agreement shall be construed and enforced according to the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state.

11.        Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be modified or amended only by the written agreement of the parties hereto. The waiver by the Corporation of a breach of any provision of the Agreement by the Optionee shall not operate or be construed as a waiver of any subsequent breach by the Optionee.

12.        No Rights as Shareholder. The Optionee or his legal representatives, legatees or distributees shall not be deemed to be the holder of any shares subject to the Option and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him or them.

13.        Withholding. The Optionee acknowledges that the Corporation shall require the Optionee to pay the Corporation the amount of any federal, state, local or other tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the Optionee, and the Optionee agrees, as a condition to the grant of the Option, to satisfy such obligations.

14.        Section 409A of the Code. If any provision of the Plan or this Agreement would result in the Optionee becoming subject to any penalty under Section 409(A) of the Code, any rights of the Optionee or authority of the Corporation with respect to the Option shall be automatically modified and limited to the extent necessary to avoid the imposition of such penalty.

15.       Administration. The authority to construe and interpret this Agreement and the Plan and to administer all aspects of the Plan shall be vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement is final and binding.

16.        Notices. Except as may be otherwise provided by the Plan, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Optionee, at the Optionee’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s principal office.

17.       Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.        Restrictions on Shares. The Corporation may impose such restrictions on any shares issued pursuant to the exercise of the Option as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares. Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock, to make any other distribution of benefits, or to take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to the exercise of the Option in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.